UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2018

SEARS HOMETOWN AND OUTLET STORES, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35641	80-0808358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Trillium Boulevard, Suite 501 Hoffman Estates, Illinois		60192
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (847) 286-7000
(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.

On September 7, 2018 before the market opens Sears Hometown and Outlet Stores, Inc. intends to file its 2018 earnings release for the 13-week period ended August 4, 2018 (“the second quarter of 2018”). The Company expects to report for the second quarter of 2018 positive comparable store sales for its Hometown segment as well as for the Company overall. The Company also expects to report for the second quarter of 2018 that (1) its net loss decreased by an amount in the range of $18.5 million to $20.5 million versus the comparable period in the prior fiscal year and (2) adjusted EBITDA increased by an amount in the range of $7.5 million to $8.7 million for the second quarter of 2018 versus the comparable period in the prior fiscal year, all of which increase was generated by the Company’s Outlet segment. The following table presents, with respect to the ranges, a reconciliation of the expected increase in adjusted EBITDA, a non-GAAP financial measure, to the expected decrease in net loss, the most comparable GAAP measure, for the second quarter of 2018:

	Range of Expected Changes for
	13 Weeks Ended August 4, 2018
	Compared to
	13 Weeks Ended July 29, 2017
Thousands	From	To
Net loss decrease	$18,500	$20,500
Income tax expense decrease	(100)	(200)
Other income decrease	—	100
Interest expense increase	1,600	1,800
Operating loss decrease	20,000	22,200
Depreciation and amortization decrease	(800)	(1,000)
Provision for franchisee note losses, net of recoveries decrease	(5,400)	(5,700)
IT transformation investments decrease	(1,800)	(2,000)
Accelerated closure of under-performing stores decrease	(4,500)	(4,800)
Adjusted EBITDA increase	$7,500	$8,700

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation and amortization costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

The Company has undertaken an initiative on a limited number of occasions to accelerate the closing of under-performing stores in an effort to improve profitability and make the most productive use of capital. Under-performing stores are typically closed during the normal course of business at the termination of a lease or expiration of a franchise or dealer agreement and, as a result, do not have significant future lease, severance, or other non-recurring store-closing costs. When we close a significant number of stores or close them on an accelerated basis (closing prior to lease termination or expiration), the Company excludes the associated costs of the closings from adjusted EBITDA.

Item 8.01.	Other Information.

See Item 2.02 of this Form 8-K.

Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based upon the current beliefs and expectations of the Company’s management. These forward-looking statements are subject to risks, uncertainties, and assumptions, many of which are beyond the Company’s control. Additional information concerning other factors is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and subsequent filings with the SEC. The Company intends the forward-looking statements to speak only as of the time made and, except as required by law, does not undertake to update or revise the forward-looking statements as more information becomes available.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ E. J. Bird
E. J. Bird
Senior Vice President and Chief Financial Officer

Dated: August 29, 2018